Exhibit 99.1

Investor Relations Contacts:

Jeffrey Goldberger / Rob Fink

KCSA Strategic Communications

P: 212-896-1249 / 212-896-1206

Email: jgoldberger@kcsa.com / rfink@kcsa.com

NTELOS Holdings Corp. Settles Open Disputes with Sprint

– Company to Recognize Additional $9.6 Million in Adjusted EBITDA in Third Quarter 2013

– Full Year 2013 Adjusted EBITDA Guidance Raised to Between $150 Million to $155 Million

WAYNESBORO, Va. – September 24, 2013 – NTELOS Holdings Corp. (NASDAQ: NTLS), a leading regional provider of nationwide wireless voice and data communications and home to the “best value in wireless,” today announced that it has reached a settlement with Sprint Corporation (“Sprint”) over disputes related to their Strategic Network Alliance (“SNA”). Terms of the agreement were not disclosed.

“We are pleased to put our disputes with Sprint behind us in a manner we view as a win/win for both companies,” said James A. Hyde, CEO of NTELOS Holdings Corp. “Since entering into the SNA in 1999, we have worked closely with Sprint to create a strong and mutually beneficial partnership. Today’s announcement further strengthens our relationship by revising and simplifying a number of terms from the original agreement, which we expect will allow nTelos to maintain wholesale revenue at levels consistent with recent quarters and by establishing a basis from which we can extend and expand our partnership beyond the current term.”

Under the SNA, nTelos provides exclusive PCS service on a wholesale basis to Sprint’s customers in portions of western Virginia and West Virginia. The settlement resolves the open disputes under the SNA, including the data rate reset dispute that began in the fourth quarter 2011 and the unrelated historical billing disputes that were raised in the third quarter 2012.

Business Outlook

In connection with the settlement, nTelos expects to recognize an additional $9.6 million in Adjusted EBITDA for the quarter ending September 30, 2013, primarily due to a reversal of the previously disclosed accrual relating to the disputes. As a result, the Company raised its full year 2013 Adjusted EBITDA guidance to between $150.0 million to $155.0 million (up from the previous range of $140.0 million to $145.0 million).

Non-GAAP Measures

Adjusted EBITDA is defined as net income attributable to the Company before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, gain/loss on sale of assets and derivatives, net income attributable to noncontrolling interests, other expenses/income, equity-based compensation charges and acquisition related charges.

Adjusted EBITDA is a key metric used by investors to determine if the Company is generating sufficient cash flows to continue to produce shareholder value, provide liquidity for future growth and continue to fund dividends.

Adjusted EBITDA is a non-GAAP financial performance measure. It should not be considered in isolation or as an alternative to measures determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Please refer to the exhibits and materials posted on the Company’s website for a reconciliation of this non-GAAP financial performance measure to the most comparable measures reported in accordance with GAAP and for a discussion of the presentation, comparability and use of such financial performance measures.

About NTELOS

NTELOS Holdings Corp. (NASDAQ: NTLS), operating through its subsidiaries as “nTelos Wireless,” is headquartered in Waynesboro, VA, and provides high-speed, dependable nationwide voice and data coverage for approximately 455,000 retail subscribers based in Virginia, West Virginia and portions of Maryland, North Carolina, Pennsylvania, Ohio and Kentucky. The Company’s licensed territories have a total population of approximately 7.9 million residents, of which its wireless network covers approximately 6.0 million residents. The Company is also the exclusive wholesale provider of wireless digital PCS services to Sprint Nextel in the Company’s western Virginia and West Virginia service area for all Sprint CDMA wireless customers.

SPECIAL NOTE FROM THE COMPANY REGARDING FORWARD-LOOKING STATEMENTS

Any statements contained in this press release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements, including the Company’s guidance, reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. There are important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements. We advise the reader to review in detail the cautionary statements and risk factors included in our SEC filings, including our most recent Annual Report filed on Form 10-K.

Source: NTELOS Holdings Corp.